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                              ####

(Press release issued May 17, 1996)


          MISSOURI STATE TREASURER BACKS KCPL/UTILICORP

         ______________________________________________


     Kansas City, Missouri (May 17, 1996) -- Kansas City Power & Light Company (NYSE:KLT) Chairman and President Drue Jennings says he is "very pleased" that Missouri State Treasurer Bob Holden has announced support of a proposed merger between Kansas City Power & Light Company and UtiliCorp United (NYSE:UCU).

     State Treasurer Bob Holden in his statement said: "This merger represents the creation of a new $3.7 billion company with far reaching ripple effects throughout the Kansas City region and the entire state of Missouri. In addition, if history provides any indicator, the new company will continue the precedent set by both KCPL and UtiliCorp for active participation in civic, community and economic development projects."

     Drue Jennings said, "I am very pleased by this show of support by the State Treasurer. We also received the endorsement of Missouri Governor Mel Carnahan. We have received support of this planned strategic merger from such diverse groups as shareholders, legislators, employees, and community organizations. We believe the facts speak for themselves; the friendly merger of equals between KCPL and UtiliCorp offers the best prospects for growth."

     Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.


(end of press release)



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